Exhibit 99.1
NEWS RELEASE

KLA-Tencor Contacts:	Jeff Hall
Chief Financial Officer
(408) 875-6800
jeff.hall@kla-tencor.com

Kyra Whitten (Media)
Sr. Director, Corporate Communications
(408) 875-7819
kyra.whitten@kla-tencor.com

ADE Contact:	Brian James
Executive Vice President and
Chief Financial Officer
(781) 467-3500
FOR IMMEDIATE RELEASE
KLA-TENCOR / ADE ACQUISITION RECEIVES GERMAN
ANTITRUST CLEARANCE
Merger Expected to Close on October 11, 2006
SAN JOSE, CA and WESTWOOD, MA, October 5, 2006 — KLA-Tencor Corporation (NasdaqGS: KLAC) and ADE Corporation (NasdaqGM: ADEX) announced that the acquisition of ADE by KLA-Tencor has received the approval of German antitrust authorities and that the previously announced Phase II investigation of the acquisition has been closed. The acquisition has already been cleared by the antitrust authorities in the United States and in all other applicable jurisdictions. In addition, ADE’s stockholders approved the acquisition on July 13, 2006. The parties expect the merger to close on October 11, 2006.
About ADE Corporation:
ADE Corporation is a leading supplier of metrology and inspection systems for the semiconductor wafer, semiconductor device, magnetic data storage and optics manufacturing industries. Wafer suppliers and device manufacturers worldwide rely on ADE measurement and inspection systems to certify and ensure the highest quality bare silicon substrates. ADE’s most recent generation of products serve both 65nm in-line manufacturing applications and 45nm process development. Semiconductor device yields begin with the bare wafer, and ADE’s leading technology provides early insight into surface defect, shape, flatness and nanotopography of these advanced 300mm substrates. Additional information about ADE is available on the Internet at http://www.ade.com, which website is not part of this press release.

About KLA-Tencor:
 KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com, which website is not part of this press release.
Cautionary Statement Regarding Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and federal securities law. Such forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Those statements that make reference to expectations, predictions, beliefs, and assumptions should be considered forward-looking statements. These statements include, but are not limited to, those associated with the expected closing time for the proposed merger. These statements involve risks and uncertainties including those associated with failure to consummate or delay in consummating the proposed merger, changes in laws or regulations and other similar factors. Further information on potential factors that could affect KLA-Tencor’s or ADE Corporation’s respective businesses is contained in their reports on file with the Securities and Exchange Commission, including their respective Form 10-K’s. Except as otherwise required by law KLA-Tencor and ADE are under no obligation to (and expressly disclaim any such obligation to) update or alter their respective forward-looking statements whether as a result of new information, future events or otherwise.
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